Exhibit 99.1

GWG HOLDINGS, Inc. prereleases selected preliminary financial results for THE second Quarter ENDED June 30, 2019

GWG HOLDINGS, Inc. announces transition of CHIEF FINANCIAL OFFICER and other matters

MINNEAPOLIS, MN – August 16, 2019 – GWG Holdings, Inc. (Nasdaq: GWGH), a financial services holding company committed to transforming the alternative asset industry through innovative liquidity products and related services for the owners of illiquid alternative investments, today announced selected preliminary financial results for the second quarter ended June 30, 2019 and disclosed other key matters relating to its business.

Second Quarter 2019 Selected Financial Metrics

●	The face value of policy benefits realized in the second quarter was $23 million as compared to $30 million in the first quarter;
●	Total face value of benefits realized from January 1, 2019 through June 30, 2019 was $53 million as compared to $42 million for the same period in 2018;
●	Life insurance policy purchases in the second quarter totaled $13 million of face value as compared to $80 million in the first quarter as a result of our previously announced intention to reduce capital allocated to life insurance policy purchases;
●	L Bond sales during the second quarter were $45 million as compared to $126 million during the first quarter. Sales of GWGH’s L Bonds were suspended on May 1, 2019 due to delays in filing various reports with the Securities and Exchange Commission (SEC) and recommenced on August 8, 2019;
●	Ended the second quarter with a life insurance portfolio of $2.1 billion in face amount of policy benefits consisting of 1,190 policies; and
●	Reported total liquidity (combined available cash, cash equivalents, restricted cash and policy benefits receivable) of $82 million at June 30, 2019 and $51 million at July 31, 2019.

Life Insurance Portfolio Statistics

Portfolio Summary:

Total life insurance portfolio face value of policy benefits	$2,088,445,000
Average face value per policy	$1,755,000
Average face value per insured life	$1,885,000
Average age of insured (years)	82.0
Average life expectancy estimate (years)	7.4
Total number of policies	1,190
Number of unique lives	1,108
Demographics	77% Male; 23% Female
Number of smokers	50
Largest policy as % of total portfolio	0.63%
Average policy as % of total portfolio	0.08%
Average annual premium as % of face value	3.1%

Distribution of Policies and Benefits by Current Age of Insured:

				Percentage of Total
Min Age	Max Age	Number of Policies	Policy Benefits	Number of Policies	Policy Benefits	Wtd. Avg. LE (Years)
95	101	20	$34,983,000	1.7%	1.7%	2.2
90	94	137	264,706,000	11.5%	12.7%	3.4
85	89	254	591,398,000	21.3%	28.3%	5.2
80	84	251	454,671,000	21.1%	21.8%	7.8
75	79	227	371,066,000	19.1%	17.8%	9.9
70	74	224	297,229,000	18.8%	14.2%	11.3
60	69	77	74,392,000	6.5%	3.5%	11.6
Total		1,190	$2,088,445,000	100.0%	100.0%	7.4

Life Insurance Policy Origination

Life Insurance Portfolio Activity:

	Three Months Ended
	June 30, 2019	June 30, 2018

Total policy benefits purchased	$12,955,000	$118,308,000
Total life insurance policies purchased	15	85
Average policy benefit purchased	$846,000	$1,392,000
Direct policy benefits purchased	$5,755,000	$8,038,000
Direct insurance policies purchased	8	11

Policy Benefits Recognized and Premiums Paid (TTM):

Quarter End Date	Portfolio Face Amount ($)	12-Month Trailing Benefits Realized ($)	12-Month Trailing Premiums Paid ($)	12-Month Trailing Benefits/Premium Coverage Ratio
June 30, 2015	806,274,000	47,125,000	24,348,000	193.5%
September 30, 2015	878,882,000	44,482,000	25,313,000	175.7%
December 31, 2015	944,844,000	31,232,000	26,650,000	117.2%
March 31, 2016	1,027,821,000	21,845,000	28,771,000	75.9%
June 30, 2016	1,154,798,000	30,924,000	31,891,000	97.0%
September 30, 2016	1,272,078,000	35,867,000	37,055,000	96.8%
December 31, 2016	1,361,675,000	48,452,000	40,239,000	120.4%
March 31, 2017	1,447,558,000	48,189,000	42,753,000	112.7%
June 30, 2017	1,525,363,000	49,295,000	45,414,000	108.5%
September 30, 2017	1,622,627,000	53,742,000	46,559,000	115.4%
December 31, 2017	1,676,148,000	64,719,000	52,263,000	123.8%
March 31, 2018	1,758,066,000	60,248,000	53,169,000	113.3%
June 30, 2018	1,849,079,000	76,936,000	53,886,000	142.8%
September 30, 2018	1,961,598,000	75,161,000	55,365,000	135.8%
December 31, 2018	2,047,992,000	71,090,000	52,675,000	135.0%
March 31, 2019	2,098,428,000	87,045,000	56,227,000	154.8%
June 30, 2019	2,088,445,000	82,421,000	59,454,000	138.6%

Liquidity

As of June 30, 2019 and December 31, 2018, we had approximately $82 million and $142 million, respectively, in combined available cash, cash equivalents, restricted cash and policy benefits receivable. As of July 31, 2019, we had approximately $51 million in combined available cash, cash equivalents, restricted cash and policy benefits receivable. The decrease of approximately $31 million from June 30, 2019 is due, in part, to the temporary suspension of sales of our L Bonds, which has only recently recommenced.

Transition of Key Executive

On August 15, 2019, Timothy Evans was appointed Chief Financial Officer of GWGH, replacing William B. Acheson (Bill), who has served as GWGH’s Chief Financial Officer since May 2014. Mr. Acheson remains employed by the Company on an interim basis as an Executive Vice President reporting to the CEO, to assist in the transition of his prior duties and responsibilities to Mr. Evans.

Mr. Evans, age 40, joined the Company as Chief Integration Officer on May 6, 2019.  Prior to joining GWG Holdings, Inc., Mr. Evans was Chief of Staff for The Beneficient Company Group, L.P. where he had also served as Vice President and Deputy General Counsel since February 2018.  Prior to joining Beneficient, Mr. Evans was an attorney for the SEC for six years, where he served as a trial attorney and a counsel to the Director of Enforcement.  Mr. Evans was an associate in the Dallas office of Thompson & Knight LLP for four years before joining the SEC.  He received his Juris Doctorate, summa cum laude, from the University of Arkansas School of Law in 2008.  Prior to practicing as an attorney, Mr. Evans was an accountant for three years with SMG, a public facility management company.  He previously held an Arkansas CPA license but is not currently licensed by the Arkansas State Board of Public Accountancy.  He graduated from the University of Illinois at Urbana-Champaign with a Bachelor of Arts – Economics in 2001.

“Tim was extensively involved in developing the accounting systems and controls of Beneficient, as well as the production and audit of its financial statements. We believe that Tim’s prior executive experience with Beneficient, combined with his recent experience as our Chief Integration Officer, will enable a smooth transition of Bill’s prior duties and responsibilities.” said Murray Holland, GWGH’s Chief Executive Officer.

GWGH will provide further information regarding Mr. Acheson’s transition and Mr. Evans’ appointment in a Current Report on Form 8-K to be filed within four business days of the date of this press release.

Change in Independent Registered Public Accounting Firm and Late Filing of Second Quarter Form 10-Q

On August 5, 2019, GWGH received notice from its then-independent registered public accounting firm, Baker Tilly Virchow Krause, LLP, that Baker Tilly would decline to stand for re-appointment as GWGH’s independent registered public accounting firm for fiscal year 2019. None of Baker Tilly’s audit reports for the years ended December 31, 2018 or 2017 contained an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified.

On August 6, 2019, GWGH’s audit committee engaged Whitley Penn LLP as its new independent auditor for the year ending December 31, 2019. Beneficient also has recently engaged Whitley Penn to serve as its independent auditor.

“Due to the significance of Beneficient to our consolidated financial statements, we and Beneficient’s management believed it would significantly improve both time and cost efficiency to have the same independent auditor for both companies,” said Murray Holland, GWGH’s Chief Executive Officer. “Having served as the independent auditor for Beneficient in the past, Whitley Penn has a deep understanding of Beneficient’s business model and a history of working with Beneficient’s management team. We believe this arrangement will result in a better and more comprehensive audit for both companies.”

As a result of the very recent change from Baker Tilly to Whitley Penn, we were not able to timely file our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 with the SEC, which was due on August 14, 2019. Consequently, we expect to receive a letter from the Listing Qualifications Department of the Nasdaq Stock Market indicating that we are not in compliance with Nasdaq’s filing requirements for continued listing and requiring that we issue a press release regarding such non-compliance upon receipt of such letter. Under Nasdaq’s procedures, we expect that we will be given 60 days to submit a plan to regain compliance with Nasdaq’s filing requirements for continued listing. If we submit an acceptable compliance plan, Nasdaq is permitted to grant an extension of up to 180 days from the Form 10-Q filing due date for us to regain compliance with Nasdaq’s filing requirements for continued listing. We are working diligently with Whitley Penn to complete this filing as expeditiously as possible and expect the filing to be made within any Nasdaq extension period.

Other Matters

Purchase and Contribution Agreement

On April 15, 2019, Jon R. Sabes, GWGH’s former Chief Executive Officer and a former director, and Steven F. Sabes, a former GWGH director, entered into a Purchase and Contribution Agreement with, among others, Beneficient. Under the Purchase and Contribution Agreement, Jon and Steven Sabes agreed to transfer all 3,952,155 of the shares of GWGH’s outstanding common stock held directly or indirectly by them to Beneficient Capital Company, L.L.C., a subsidiary of Beneficient, and AltiVerse Capital Markets, L.L.C. GWGH was not a party to the Purchase and Contribution Agreement; however, the closing of the transactions contemplated by the Purchase and Contribution Agreement was subject to certain conditions that were dependent upon GWGH taking, or refraining from taking, certain actions. The closing of the Purchase and Contribution Transaction occurred on April 26, 2019.

Management is evaluating the accounting treatment for the Purchase and Contribution Transaction. The evaluation may result in a conclusion that a change in control event occurred under ASC 805, Business Combinations. Depending on the entity deemed to be the accounting acquirer, the transaction may result in a requirement for GWGH to consolidate Beneficient and its subsidiaries or vice versa in the second quarter of 2019. If GWGH is determined to be the accounting acquiree, we will be required to consider an accounting policy election with regards to pushdown accounting. If we were to elect to apply pushdown accounting, our assets and liabilities would be recorded at fair value as of the transaction date.

If our management concludes that a change of control event under ASC 805 occurred, the resulting accounting impact (regardless of which entity is deemed to be the acquiring party) could have a material impact on our financial statements for the quarter ended June 30, 2019. While the accounting change will not affect the accuracy or reliability of the financial statements included in our Quarterly Report on Form 10-Q for the first quarter (filed with the SEC on August 5, 2019) and Annual Report on Form 10-K for fiscal 2018 (filed with the SEC on July 9, 2019), it could affect the comparability of such financial statements with our financial statements for the quarter ended June 30, 2019 and subsequent periods

About GWG Holdings, Inc.

GWG Holdings, Inc. (Nasdaq: GWGH), the parent company of GWG Life, Life Epigenetics and YouSurance, is a leading provider of liquidity to consumers owning life insurance policies, an owner of a portfolio of alternative assets, and the developer of epigenetic technology for the life insurance and related industries. GWG Life provides value to consumers owning illiquid life insurance products across America, delivering $568 million more for their policies since 2006 than the cash surrender value on those policies. GWG Life owns a life insurance policy portfolio of $2.1 billion in face value of policy benefits as of June 30, 2019. Life Epigenetics is working to commercialize epigenetic technology for the life insurance and related industries. YouSurance, a digital life insurance agency, is working to embed epigenetic testing into life insurance purchasing to provide consumers a value-added ecosystem that supports their health and wellness while reducing the cost of their insurance. GWGH also has a strategic investment in The Beneficient Company Group, L.P., a financial services company providing proprietary liquidity solutions to owners of alternative assets.

For more information about GWG Holdings, email info@gwgh.com or visit www.gwgh.com.

Cautionary Statement Regarding Disclosure of Financial Results

We have not yet finalized our financial statement close process for the quarter ended June 30, 2019, nor have we finalized our assessment of the impact of the Purchase and Contribution Transaction. As a result, the financial information as of and for the quarter ended June 30, 2019 in this press release is preliminary and based upon information available to us as of the date of this press release. Furthermore, our preliminary results have been prepared by, and are the responsibility of, our management and have not been reviewed or audited or subject to any other procedures by our new independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to these preliminary results. In connection with the finalization process and the incorporation of the impact of the Purchase and Contribution Transaction, we may identify items that would require adjustments to its preliminary financial results announced above. Our financial results could be different, and those differences could be material. The preliminary financial information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements, including, but not limited to the risks that we may not be able to file our Quarterly Report on Form 10-Q for the second quarter within the currently expected timeframe, risks that we may not regain compliance with NASDAQ continued listing requirements within the applicable grace period and risks associated with analysis and determination regarding the appropriate accounting treatment for the Purchase and Contribution Transaction, as well as the other risks set forth in our filings with the SEC. We may not actually achieve the expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the expectations disclosed in the forward-looking statements that we make. More information about potential factors that could affect our business and financial results is contained in our filings with the SEC. Additional information will also be set forth in our future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that we make with the SEC. We do not intend, and undertake no duty, to release publicly any updates or revisions to any forward-looking statements contained herein.

Media Contact:

Dan Callahan

Director of Communication

GWG Holdings, Inc.

(612) 746-1935

dcallahan@gwgh.com